Exhibit 10.61

ORGANICELL REGENERATIVE MEDICINE, INC.

3321 COLLEGE AVE, SUITE 246
DAVIE, FL 33314

February 9, 2023

Dr. Maria Ines Mitrani

____________

____________

Re:     February 2023 Amendment to August 2022 Amendment and Employment Agreement (“February 2023 Amendment”)

Dear Maria:

Reference is made to that certain amendment agreement dated August 19, 2022 (“August 2022 Amendment”) to the Amended and Restated Executive Employment Agreement dated June 29, 2020 (the “Employment Agreement”), by and between Organicell Regenerative Medicine, Inc., a Nevada corporation (the “Company”) and Maria Ines Mitrani (“Executive”). In connection with the capital and management restructuring of the Company, the Company and Executive agree to further amend the August 2022 Amendment and the Employment Agreement, effective as of the date of the last to sign (“Effective Date”), as follows:

Section 3(a) of the Employment Agreement shall be amended and replaced in its entirety as follows:

(a) Base Salary. The Executive’s annual base salary shall be three hundred thousand dollars ($300,000), retroactive to January 1, 2019 (together with any subsequent increases thereto as hereinafter provided, the “Base Salary”).

Notwithstanding the above, the Executive’s Base Salary shall be reduced from Three Hundred Thousand and 00/100 Dollars ($300,000.00) per year to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per year (“Reduced Salary”) effective the pay period December 15, 2022 through such time that net revenues from operations is breakeven when calculating the Executive’s salary and the salaries of others agreeing to a salary reduction without the agreed upon reductions (“Salary Reduction Period”). Said Executive further waives the right to receive all accrued but unpaid compensation as of July 31, 2022. There is no obligation of the Company to repay that portion of Base Salary that has been reduced during the Salary Reduction Period.

Section 4 (c)(ii) of the Employment Agreement (Termination by Company for Cause) shall be amended and replaced in its entirety as follows: in carrying out his duties hereunder, the executive commits gross negligence or intentional misconduct resulting in material harm to the Company, commits theft, embezzlement or conversion of Company assets, or willfully disparages the Company, its board members, shareholders, employees, investors or advisors;… this revision of the Agreement as to any acts or omissions which occur after the effective date of this February 2023 Amendment only.

Section 5 of the Employment Agreement (Compensation Upon Termination) shall be amended and replaced in its entirety as follows:

5.	Compensation Upon Termination:

(a) If the Executive’s employment with the Company is terminated for Cause pursuant to Section 4(c), the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid salary (consisting of Base Salary and/or Reduced Salary as the case may be) as of the Termination Date; and (ii) unpaid expense reimbursements as of the Termination Date only.

(b) Upon termination of Executive except for Cause, Executive shall be entitled to severance equal to one month’s Base Salary times the number of years of service with the Company, with it being expressly acknowledged and agreed that Executive’s service with the Company has been uninterrupted since the Executive began serving the Company on November 24, 2015.

The Company and Executive agree that except as amended or modified hereby, the Employment Agreement and the August 2022 Amendment are valid, ratified, approved and confirmed and remain in full force and effect.

Promptly following the Effective Date of this February 2023 Amendment, the Company agrees to reimburse Executive for any properly documented unpaid contracted expenses (benefits pursuant to Employment Agreement) and authorized unpaid business expenses.

In addition to the above amendments to the Employment Agreement and August 22 Amendment, the Parties have also agreed to the following:

1.	Release of Company and Advisors/Investors by Executive. Executive, and each and every one of its affiliates, respective predecessors, successors and assigns, hereby releases, acquits and forever discharges Company and its Advisors/Investors, including but not limited to Robert Smoley and Harvey Birdman, along with their families and any entities owned by or associated with them, from and with respect to any and all claims, complaints, grievances, demands, debts, contracts, agreements, invoices, liabilities, obligations, suits, costs, expenses, rights, actions, and causes of action, of whatever nature, character or description, whether known or unknown, related to the employment of Executive. This release shall not be construed or otherwise deemed as a release of any rights to enforce this Agreement.

2.	General Release of Executive by Company and Advisors/Investors. It is hereby acknowledged that this is a general release. In consideration of the agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each and every one of its officers, directors, respective predecessors, successors and assigns, and its Advisors/Investors, including but not limited to Robert Smoley and Harvey Birdman, along with their families and any entities owned by or associated with them, hereby releases, acquits and forever discharges Executive from and with respect to any and all claims, complaints, grievances, demands, debts, contracts, agreements, invoices, liabilities, obligations, suits, costs, expenses, rights, actions, and causes of action, of whatever nature, character or description, whether known or unknown, suspected or unsuspected, which the Company now has, may have or has ever had against the Executive by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up to the date of the execution hereof. This release shall not be construed or otherwise deemed as a release of any rights to enforce this Agreement, and shall be executed by the Interim CEO of the Company who has full authority to sign this Agreement on behalf of the Company and Advisors/Investors.

3.	Indemnification. Executive shall indemnify, hold harmless, and defend Company from and against any damage, claim, liability, deficiency, loss, cost or expense (including reasonable attorneys’ fees (“Damages”) resulting from any obligation undertaken or agreement entered into by Executive which binds the Company that has not been disclosed by Executive as of the Effective Date.

If the foregoing correctly set forth our agreement, please countersign this letter agreement below.

Very truly yours,

ORGANICELL REGENERATIVE MEDICINE, INC.

By:	/s/ Ian Bothwell
Ian Bothwell, Interim Chief Executive Officer on behalf of the Company and Advisors/Investors.

ACCEPTED AND AGREED TO THIS 9th DAY OF FEBRUARY, 2023

/s/ Maria Ines Mitrani
Maria Ines Mitrani